UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Marten Transport, Ltd.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Marten Transport, Ltd. The meeting will be held on May 4, 2021, at 3:00 p.m. local time, at the Roger Marten Community Center, 120 South Franklin Street, Mondovi, Wisconsin.

We suggest you carefully read the enclosed Notice of Annual Meeting and Proxy Statement.

We hope you will attend the Annual Meeting. Whether or not you attend, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to have your shares represented and voted at the Annual Meeting.

In light of the COVID-19 pandemic, we are urging all stockholders to take advantage of voting by mail, internet or telephone. While we anticipate that the 2021 Annual Meeting of Stockholders will occur as planned on May 4, 2021, there is a possibility that, due to the COVID-19 pandemic, the meeting may be postponed or the location or approach may need to be changed, including the possibility of holding a meeting solely by means of virtual communication. If we take this step, we will notify you by issuing a press release and filing an announcement with the U.S. Securities and Exchange Commission as definitive additional soliciting material. If you plan to attend the meeting in person, please note that we will be holding the meeting in accordance with any recommended and required social distancing and safety guidelines, as applicable.

Very truly yours,

Randolph L. Marten Chairman of the Board and Chief Executive Officer

March 15, 2021

MARTEN TRANSPORT, LTD.

129 Marten Street

Mondovi, Wisconsin 54755

________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 4, 2021

________________________

TO THE STOCKHOLDERS OF MARTEN TRANSPORT, LTD.:

The Annual Meeting of Stockholders of Marten Transport, Ltd. will be held on May 4, 2021, at 3:00 p.m. local time, at the Roger Marten Community Center, 120 South Franklin Street, Mondovi, Wisconsin, for the following purposes:

1.	To elect seven directors to serve for the next year or until their successors are elected and qualified.

2.	To consider and hold a vote on an advisory resolution to approve executive compensation.

3.	To consider and vote on a proposal to ratify the selection of Grant Thornton LLP as our independent public accountants for 2021.

4.	To transact other business if properly brought before the Annual Meeting or any adjournment thereof.

Only stockholders of record as shown on the books of the Company at the close of business on March 8, 2021, will be entitled to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Patrick J. Pazderka Secretary

March 15, 2021

MARTEN TRANSPORT, LTD.

129 Marten Street

Mondovi, Wisconsin 54755

________________________

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2021

________________________

INTRODUCTION

The Annual Meeting of Stockholders of Marten Transport, Ltd. will be held on May 4, 2021, at 3:00 p.m. local time, at the Roger Marten Community Center, 120 South Franklin Street, Mondovi, Wisconsin. See the Notice of Meeting for the purposes of the meeting.

A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors of Marten Transport, Ltd. to MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. Postage is not required if mailed in the United States. We will pay the cost of soliciting proxies, including preparing, assembling and mailing the proxies. We will also pay the cost of forwarding such material to the beneficial owners of our common stock, par value $.01 per share. Our directors, officers and regular employees may, for no additional compensation, solicit proxies by telephone or personal conversation. We may reimburse brokerage firms and others for the expenses of forwarding proxy material to the beneficial owners of our common stock.

Any proxy given in accordance with this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in the proxy. Any stockholder giving a proxy may revoke it at any time before its use at the Annual Meeting by giving written notice of revocation to our Secretary. The revocation notice may be given before the Annual Meeting, or a stockholder may appear at the Annual Meeting and give written notice of revocation before use of the proxy.

We expect to mail this Proxy Statement, the proxy card and Notice of Meeting to stockholders on or about March 15, 2021.

The terms “we,” “us,” “our,” or the “Company” or similar terms refer to Marten Transport, Ltd.

VOTING OF SHARES

Only holders of common stock of record at the close of business on March 8, 2021 will be entitled to vote at the Annual Meeting. On March 8, 2021, we had 82,749,400 shares of common stock outstanding. For each share of common stock that you own of record at the close of business on March 8, 2021, you are entitled to one vote on each matter voted on at the Annual Meeting. Holders of shares of common stock are not entitled to cumulative voting rights.

Presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock on March 8, 2021 (41,374,701 shares) is required for a quorum to conduct business. In general, shares of common stock represented by a properly signed and returned proxy card will count as shares present at the Annual Meeting to determine a quorum. This is the case regardless of whether the proxy card reflects votes withheld from the election of director nominees or abstentions (or is left blank) or reflects a “broker non-vote” on a matter. If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal One – Election of Directors and Proposal Two – Advisory Approval of Executive Compensation are not “routine” matters. If you do not direct your broker how to vote on these proposals, your broker may not exercise discretionary voting authority and may not vote your shares on these proposals. This is called a “broker non-vote” and although your shares will be considered to be represented by proxy at the annual meeting for purposes of a quorum, they are not considered to be shares “entitled to vote” at the annual meeting and will not be counted as having been voted on these non-routine matters. The ratification of Grant Thornton LLP is a “routine” matter and your broker is permitted to exercise discretionary voting authority to vote your shares “for” or “against” the proposal in the absence of your instruction.

Assuming a quorum is present at the Annual Meeting, any business, except for the election of directors, that may properly come before the Annual Meeting requires the approval of a majority of the shares voting in person or by proxy on that proposal. With respect to the election of directors, the seven director nominees receiving the greatest number of votes cast for the election of directors will be elected as directors. The advisory vote on executive compensation is non-binding; provided, however, our Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

You may vote for or against a proposal, or may abstain from voting on a proposal. Shares voted as abstaining on a proposal will have the effect of a vote against the proposal. You may vote for all nominees for director, or withhold authority to vote for all or certain nominees but you do not have the choice to abstain. Votes withheld from the election of director nominees, therefore, will be excluded entirely from such vote and will have no effect. Broker non-votes on the proposal for the election of directors and the advisory vote on executive compensation will be treated as shares not entitled to vote on such proposals and, therefore, will not be counted as voted shares. A broker may exercise discretion and may vote shares that are not directed how to vote on the ratification of Grant Thornton LLP as our independent public accountants.

Shares of common stock represented by properly executed proxy cards will be voted as directed on the proxy cards. Proxies signed by stockholders but lacking any voting instructions will be voted in favor of each of the proposals or in favor of management’s recommendation for a proposal, as appropriate. The proxies named on the proxy cards will use their judgment to vote such proxies on any other business that may properly come before the Annual Meeting.

ELECTION OF DIRECTORS

Proposal 1

Nomination

Our Bylaws provide that the Board shall have at least one member, or a different number of members as may be determined by the Board of Directors or the stockholders. The Nominating/Corporate Governance Committee has recommended to our Board of Directors that the seven persons listed below be nominated for election at the Annual Meeting and our Board has nominated the seven persons listed below. If elected, the individuals will serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. All of the nominees are members of the present Board of Directors, and all were elected at last year’s Annual Meeting of Stockholders.

The Board recommends a vote FOR the election of each of the nominees listed below. The seven nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast will be elected as directors. If, before the Annual Meeting, the Board learns that any nominee will be unable to serve because of death, incapacity or other unexpected occurrence, the proxies that would have been voted for the nominee will be voted for a substitute nominee recommended by the Nominating/Corporate Governance Committee and selected by the Board. The proxies may also, at the Board’s discretion, be voted for the remaining nominees. The Board believes that all nominees will be able to serve at the time of the Annual Meeting. No arrangements or understandings exist between any nominee and any other person under which such nominee was selected.

Information about Nominees

The following chart and paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age as of February 15, 2021, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which such director currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees display personal and professional integrity; broad-based business acumen; a high level of understanding of our business and the transportation industry; strategic thinking and a willingness to share ideas; and have a diversity of experiences, expertise and background.

Name of Nominee	Age	Principal Occupation	Director Since

Randolph L. Marten	68	Our Chairman of the Board and Chief Executive Officer	1980

Larry B. Hagness	71	Chief Executive Officer of Durand Builders Service, Inc. Durand, Wisconsin	1991

Thomas J. Winkel	78	Management Consultant Pewaukee, Wisconsin	1994

Jerry M. Bauer	68	Chairman of the Board and Chief Executive Officer of Bauer Built, Inc. Durand, Wisconsin	1997

Robert L. Demorest	75	Business Consultant and Retired President, Chief Executive Officer and Chairman of the Board of MOCON, Inc. Minneapolis, Minnesota	2007

Ronald R. Booth	70	Retired Partner, KPMG LLP Dellwood, Minnesota	2015

Kathleen P. Iverson	64	Retired President, Chief Executive Officer and Chairman of the Board of CyberOptics Corporation Chanhassen, Minnesota	2020

Other Information about Nominees

Randolph L. Marten has been a full-time employee of ours since 1974. Mr. Marten has been a Director since October 1980, our Chairman of the Board since August 1993 and our Chief Executive Officer since January 2005. Mr. Marten also served as our President from June 1986 until June 2008, our Chief Operating Officer from June 1986 until August 1998 and as a Vice President from October 1980 to June 1986. We believe Mr. Marten’s qualifications to sit on our Board of Directors include his four decades of experience in the trucking industry, including 40 years as an executive officer.

Larry B. Hagness has been a Director since July 1991. Mr. Hagness has been the Chief Executive Officer of Durand Builders Service, Inc., a retail lumber/home center outlet and general contractor, since June 2016 and served as the President of Durand Builders Service, Inc. from 1978 to June 2016. Mr. Hagness is the principal stockholder of Durand Builders Service, Inc. Mr. Hagness was an officer and owner of Main Street Graphics, a commercial printing company, from 1985 through January 2014, and also served on the Board of Directors of Chippewa Valley Technical College from 2007 through July 2013. We believe Mr. Hagness’s qualifications to sit on our Board of Directors include his management experience with Durand Builders Service, Inc. and his years of experience as our director.

Thomas J. Winkel has been a Director since April 1994. Since January 1994, Mr. Winkel has been a management and financial consultant and private investor. From 1990 to 1994, Mr. Winkel was the majority owner, Chairman of the Board, Chief Executive Officer and President of Road Rescue, Inc., a manufacturer of emergency response vehicles. Mr. Winkel is a retired certified public accountant having served in various professional capacities over a 23-year career with a national accounting firm, including as a partner from 1977 to 1990. Mr. Winkel has also served on the National Board of Directors of the Alzheimer’s Association from 2007 through October 2016, and served as a director of Featherlite, Inc., a manufacturer of specialty trailers and luxury motorcoaches, from 1994 through October 2006 upon the sale of Featherlite. We believe Mr. Winkel’s qualifications to sit on our Board of Directors include his experience as a CEO and President of a manufacturer of specialty vehicles and his prior experience as a board member and committee chairman of a publicly-traded manufacturing company combined with his extensive financial and accounting experience as an audit partner in a national accounting firm.

Jerry M. Bauer has been a Director since January 1997. Mr. Bauer has been the Chief Executive Officer of Bauer Built, Inc. since 1976 and the Chairman of the Board since 1980. Bauer Built is a distributor of new and retreaded tires and related products and services throughout the Midwest, and a distributor of petroleum products in west central Wisconsin. Mr. Bauer has also served on the Board of Directors of Security Financial Bank, Durand, Wisconsin since 1992 and on the Board of Directors of Spectrum Aeromed, Fargo, North Dakota since 2019. Mr. Bauer served on the Board of Directors of Mason Companies, Inc., Chippewa Falls, Wisconsin from 1999 through 2008. We believe Mr. Bauer’s qualifications to sit on our Board include his operational experience as the Chairman of the Board and Chief Executive Officer of a company that specializes in tires and fuel, both important components for a trucking company, combined with his board experience.

Robert L. Demorest has been a Director since December 2007. Mr. Demorest served as the President, Chief Executive Officer and Chairman of the Board of MOCON, Inc., a publicly traded company that provides consulting services and designs, manufactures, markets and services measurement and analytical instruments primarily for food, beverage and pharmaceutical companies world-wide, from April 2000 to July 2017, at which time he retired. Prior to that time, Mr. Demorest had been President of MOCON, Inc. for more than five years. Mr. Demorest is now a business consultant to global companies, and we believe Mr. Demorest’s qualifications to sit on our Board of Directors include his years of experience as a Chief Executive Officer leading a world-wide, publicly-traded organization.

Ronald R. Booth has been a Director since December 2015. Mr. Booth was employed by KPMG LLP, an international public accounting firm, where he worked from 1973 until his retirement in September 2009 and where he served as an audit partner beginning in June 1984. During his 36-year tenure with KPMG, Mr. Booth provided audit and business advisory services to clients in various industries, including the manufacturing, retail, distribution and transportation industries. Mr. Booth holds a B.S. in Accounting from Iowa State University. Mr. Booth also served as treasurer and a director for Habitat for Humanity of Minnesota, a not-for-profit organization, from 2009 through June 2015. We believe Mr. Booth’s qualifications to sit on our Board of Directors include his extensive financial and accounting experience as an audit partner in a national accounting firm.

Kathleen P. Iverson has been a Director since March 2020. Ms. Iverson retired in March 2016 from her position as a part-time Chief Executive Officer of Black Hills IP, a provider of IP, paralegal and trademark services, since October 2014. Ms. Iverson currently serves on the board of directors of Nortech Systems Incorporated, an electronic manufacturing services company listed on the NASDAQ Capital Market exchange, where she serves as the chair of the audit committee and as a member of the compensation committee and the governance and nominating committee. She previously served on the board of directors of MOCON, Inc. from 2014 until 2017 and Speed Commerce Inc. from 2008 until 2014. Ms. Iverson served as President, Chief Executive Officer and Chairman of the Board of CyberOptics Corporation, a designer and manufacturer of optical process control sensors and measurement inspection systems used in the electronic assembly and semiconductor industries, from January 2003 until her retirement in January 2014. Ms. Iverson held a variety of positions with CyberOptics beginning in 1998; she was a director from May 1998 through January 2014. We believe Ms. Iverson’s qualifications to sit on our Board of Directors include her experience as a President, Chief Executive Officer and Chairman of the Board of a publicly traded manufacturing company, combined with her board experience.

Corporate Governance

Our Board of Directors has adopted an Audit Committee Charter, a Compensation Committee Charter, a Nominating/Corporate Governance Committee Charter, Corporate Governance Standards, Policy Regarding Related Party Transactions, a Code of Ethics for Senior Financial Management and a Code of Ethics/Conduct that applies to all officers, directors, employees and independent contractors. We have posted each of these documents on our website at www.marten.com. The information contained in or connected to our website is not incorporated by reference into or considered a part of this Proxy Statement.

Board Oversight of Risk

Management is responsible for the Company’s day-to-day risk management and the Board’s responsibility is to engage in informed oversight of and provide overall direction with respect to such risk management. Our Board administers its risk oversight function directly and through its committees, which includes regular meetings with management to discuss, identify and mitigate potential areas of risk. Our Board’s approach to risk management is to focus on understanding the nature of our enterprise risks, to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value, while at the same time overseeing an appropriate level of risk for the Company. We believe our current board leadership structure helps ensure proper risk oversight, based on the allocation of duties among committees and the role of our independent directors in risk oversight.

While our Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. As part of its charter, the Audit Committee discusses with management and the independent auditors our adequacy and effectiveness of accounting and financial controls, including our systems to monitor and manage business, information technology and cyber security risks. The Audit Committee charter also charges the Audit Committee with setting the overall tone for sound business risk practices. The Company’s Compensation Committee reviews the Company’s overall compensation programs and is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the Board’s composition and corporate governance practices, as well as director independence, ethics and conflicts of interest. The Board and its committees regularly discuss with management our major risk exposures, their potential impact on us, and the steps we take to manage them.

Corporate Governance Standards

Our Corporate Governance Standards provide guidelines which govern the qualifications and conduct of our Board. Our standards are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements applicable to companies whose securities are listed on the NASDAQ Global Select Market. Our Corporate Governance Standards address, among other matters, the following:

●	regular meetings of our Board of Directors;

●	attendance by directors at annual meetings of stockholders;

●	conduct of Board meetings;

●	meetings of independent directors;

●	director access to executive officers and employees;

●	the composition, membership and selection of our Board of Directors;

●	the compensation and evaluation of performance of our Board of Directors and its committees;

●	the organization and basic function of Board committees;

●	the evaluation of the performance of our Chairman of the Board and Chief Executive Officer; and

●	stockholder communications with directors.

Code of Ethics for Senior Financial Management

Our Code of Ethics for Senior Financial Management applies to all of our executive officers, including our Chairman of the Board and Chief Executive Officer and our Executive Vice President and Chief Financial Officer, along with our Vice President of Finance and Controller and other employees performing similar functions who have been identified by the Chairman of the Board and Chief Executive Officer, and meet the requirements of the Securities and Exchange Commission. We have posted our Code of Ethics for Senior Financial Management on our website at www.marten.com. We intend to disclose any amendments to and any waivers from a provision of our Code of Ethics for Senior Financial Management on our website within five business days following the amendment or waiver.

Risk Considerations in our Compensation Program

Our Compensation Committee has discussed risk as it relates to our compensation policies and practices for our employees and the Committee does not believe our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us because of the way we structure our compensation policies and practices. We structure our compensation policies and practices to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the metrics associated with our business so that employees do not feel pressured to focus exclusively on business metrics to the detriment of our business. The variable component of our pay structure includes stock options, performance-based unit awards and performance-based cash bonuses. Our stock options generally vest over five years and are only valuable if our stock price increases over time so employees are encouraged to add to our long-term value. Our performance unit awards vest based upon both increases in our profitability over a five-year period and a service-based vesting component. The awards require that at least half of all vested awards must be credited to the named executive officer’s discretionary account in our deferred compensation plan. We believe that our compensation programs have an appropriate mix of fixed and variable compensation to insure our compensation objectives and philosophy are being met without encouraging our employees to engage in unnecessary or excessive risk-taking that are reasonably likely to have a material adverse effect on us. Our Compensation Committee regularly monitors its compensation policies and practices to determine whether its risk management objectives are being met as it incentivizes our employees.

Hedging Policy

To prevent speculation or hedging of interests in our equity by our employees, the Company adopted in 2014 a policy prohibiting employees, officers and directors from engaging in any hedging or monetization transactions with respect to the Company’s securities, including through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards or other derivative instruments, or through the establishment of a short position in the Company’s securities. Under the policy, the Company’s employees, officers and directors may not engage in short-term or speculative transactions in the Company’s securities, such as short-term trading or publicly traded options which could create heightened legal risk and/or the appearance of improper or inappropriate conduct by such employees, officers or directors.

Code of Ethics/Conduct

Our Code of Ethics/Conduct applies to all officers, directors, non-driver employees, driver employees and independent contractors of the Company. The Code is intended to promote honest and ethical conduct and to provide guidance for the appropriate handling of various business situations. The Code addresses, among other matters, legal and regulatory compliance, insider trading, confidentiality, conflicts of interest, competition and fair dealing, financial reporting and record-keeping, protection and proper use of Company assets, and the reporting of illegal or unethical behavior. Employees may anonymously report possible violations of the Code via a toll-free telephone number, which is monitored by the chair of our Audit Committee. Waivers of the Code for officers and directors may be made only by our Board and will be promptly disclosed if and as required by law or NASDAQ listing requirements. We have posted our Code of Ethics/Conduct on our website at www.marten.com.

Board Oversight of Management Succession

On a periodic basis, our Board, with the involvement of our Compensation Committee, reviews the Company’s plan for management succession, both in the ordinary course of business and in response to individual situations. Potential candidates for management positions, including the position of Chief Executive Officer, are identified internally within the organization in consultation with our Compensation Committee (which oversees the evaluation of management) and our Chief Executive Officer, as well as externally through various sources. The succession planning process also addresses the continuing development of appropriate leadership skills for internal candidates for Chief Executive Officer, as well as candidates for other leadership positions within the Company. To aid in its planning, our Board regularly requests contact with non-executive members of management in order to have visibility into potential internal management succession candidates. Our Board also regularly engages in discussions with our Chief Executive Officer regarding long-range plans for officer development and succession.

Since 2016, the Compensation Committee has addressed management succession and executive development in connection with its review of officer elections, promotions, and compensation matters during each year.

Board and Board Committees

We continue to monitor the rules and regulations of the Securities and Exchange Commission and NASDAQ to ensure that a majority of our Board remains composed of “independent” directors. Mr. Winkel, Mr. Hagness, Mr. Bauer, Mr. Demorest, Mr. Booth and Ms. Iverson are all “independent” directors, as defined by current NASDAQ listing standards. Our independent directors hold meetings, referred to as “executive sessions,” on a periodic basis and at least two times each year, at which only the independent directors are present. We have appointed Mr. Winkel as our lead independent director to preside at executive sessions of our independent directors.

Our Board of Directors held six meetings during 2020, and each director attended all Board meetings, as well as all meetings of committees of the Board on which they served and the annual meeting of stockholders, which was held virtually last year. The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Our Board of Directors adopted a policy that all directors are expected to attend our annual meeting of stockholders and we generally schedule a meeting of the Board on the same day as our annual meeting of stockholders in order to facilitate attendance of all directors at the annual meeting.

Leadership Structure of the Board

We currently combine the positions of Chairman of the Board and Chief Executive Officer. We have adopted a counterbalancing governance structure to protect the interests of our stockholders by preventing the Board from being unduly influenced by the combination of these positions. Some components of our counterbalancing governance structure include:

•	a designated lead independent director;

•	a Board entirely composed of independent members, with the exception of the Chairman and Chief Executive Officer;

•	annual election of directors;

•	committees entirely composed of independent directors;

•	our independent directors hold executive sessions prior to most Board meetings at which only the independent directors are present; and

•	established corporate governance standards and ethics guidelines.

The lead independent director presides at executive sessions of our independent directors, as well as performs other duties applicable to that position including, among other things, providing guidance to the Chairman regarding agendas for Board and committee meetings, advising the Chair as to the information to be provided the Board for its meetings, chairing meetings of the Board in the event the Chairman cannot be in attendance, and acting as principal liaison between the independent directors and the Chair. The lead independent director is expected to foster a cohesive board that cooperates with the Chairman towards the ultimate goal of creating stockholder value.

Audit Committee

The Audit Committee provides assistance to the Board in satisfying its fiduciary responsibilities for our accounting, auditing, operating and reporting practices. The Committee oversees the financial reporting process, has the sole authority to appoint, compensate, retain and oversee the work of our independent registered public accounting firm, reviews and pre-approves all audit services and permissible non-audit services performed by our independent registered public accounting firm, establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, oversees the establishment and administration of a written code of ethics for our senior financial management, reviews and either approves or disapproves of all related party transactions and performs other related duties delegated to it by the Board. The responsibilities and functions of the Audit Committee are further described in the Audit Committee Report beginning on page 9 of the Proxy Statement. The Audit Committee currently consists of Mr. Booth (Chair), Mr. Winkel, Mr. Demorest and Ms. Iverson. Mr. Winkel served as Chair of the Audit Committee prior to March 3, 2020. Each of the members of the Audit Committee are “independent” as defined by current NASDAQ listing standards and the rules of the Securities and Exchange Commission. In addition, our Board has determined that Mr. Booth, Mr. Winkel and Ms. Iverson are “audit committee financial experts” as defined by the rules and regulations of the Securities and Exchange Commission. During 2020, the Audit Committee met seven times.

Compensation Committee

The Compensation Committee establishes the compensation philosophy and policy for our executive officers and other key employees, which includes reviewing and approving corporate goals and objectives relevant to their compensation, reviewing and evaluating their performance, monitoring the effectiveness of our benefit plans and, where appropriate, approving changes, reviewing and approving, or recommending to the full Board of Directors, executive incentive compensation plans and equity-based plans, supervising and overseeing the administration of our incentive compensation and equity-based programs and reviewing the compensation levels of independent directors from time to time. The Committee reviews our compensation policies and practices to confirm that such policies and practices do not encourage unnecessary risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy, and our compensation policies and practices. The Committee serves as the disinterested administrator of our 2015 Equity Incentive Plan. The Committee also periodically reviews a management succession plan and recommends succession decisions to the Board of Directors. The responsibilities and functions of the Compensation Committee, including the use of compensation consultants and the involvement of management in compensation decisions, are further described in the Compensation Discussion and Analysis beginning on page 15 of the Proxy Statement. The Compensation Committee currently consists of Mr. Winkel (Chair), Mr. Hagness, Mr. Bauer and Ms. Iverson. Each of the members of the Compensation Committee are “independent” directors, as defined by current NASDAQ listing standards. During 2020, the Compensation Committee met four times.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board regarding the size and composition of the Board, considers and recruits candidates for director nominees based upon recommendations from current outside directors, members of management, outside consultants or search firms and stockholders, recommends on an annual basis a slate of director nominees for approval by the Board and the stockholders, reviews our committee structure and membership, reviews and advises the Board regarding our corporate governance standards, advises the Board on emerging corporate governance matters, develops and recommends to the Board for its approval an annual self-evaluation process of the Board and its committees and provides suitable programs for the orientation and continuing education of directors. The Nominating/Corporate Governance Committee currently consists of Mr. Demorest (Chair), Mr. Hagness, Mr. Bauer and Mr. Booth. Mr. Booth served as Chair of the Nominating/Corporate Governance Committee prior to March 3, 2020. Each of the members of the Nominating/Corporate Governance Committee are “independent” directors, as defined by current NASDAQ listing standards. During 2020, the Nominating/Corporate Governance Committee met three times.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating/Corporate Governance Committee’s criteria reflects the requirements of the NASDAQ definitions with respect to independence and financial literacy and the following factors: the needs of the Company with respect to the particular talents and experience of its directors; personal and professional integrity of the candidate; level of education and/or business experience; broad-based business acumen; the level of understanding of the Company’s business and the transportation industry; strategic thinking and a willingness to share ideas; and diversity of experiences, expertise and background. Because the Committee believes it is important to create a Board with a diversity of experience, expertise, gender, race and ethnicity, the Committee will commit to include in each search candidates who reflect diverse backgrounds, including diversity of gender, race and ethnicity. The Committee will use these criteria to evaluate potential nominees and will not evaluate proposed nominees differently depending upon who has made the recommendation.

The Nominating/Corporate Governance Committee will consider proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Nominating/Corporate Governance Committee has not adopted a formal process since it believes its informal consideration process has been adequate because historically stockholders have not proposed any nominees. The Nominating/Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted.

In considering whether to recommend any director nominee, including candidates recommended by stockholders, the Nominating/Corporate Governance Committee will apply the criteria set forth in its charter. These criteria include, among other things, the candidate’s diversity of experiences, expertise and background, and the Committee’s commitment to include in each search candidates who reflect diverse backgrounds, including diversity of gender, race and ethnicity. The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis prescribed by law.

Any stockholder who desires to recommend a nominee for director must submit a letter, addressed to the Chairman of the Nominating/Corporate Governance Committee, Marten Transport, Ltd., 129 Marten Street, Mondovi, Wisconsin 54755, and which is clearly identified as a “Director Nominee Recommendation.” All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. Stockholders who wish to make a recommendation for a nominee to be elected at our 2022 Annual Meeting must submit their recommendation by November 15, 2021 to assure time for meaningful consideration and evaluation of the nominees by the Nominating/Corporate Governance Committee.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of four directors and acts under a written charter adopted and approved by the Board of Directors. A copy of the Audit Committee Charter is posted on our website at www.marten.com. All members of the Audit Committee meet the SEC and the NASDAQ definitions of independence and financial literacy for audit committee members. The Audit Committee will periodically review the Audit Committee Charter in light of new developments and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect evolving best practices and changes in applicable laws and regulations.

Management is primarily responsible for the preparation, presentation and integrity of our Company’s consolidated financial statements, accounting and financial reporting processes, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Grant Thornton LLP, our Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s annual consolidated financial statements and of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue their reports thereon. Grant Thornton LLP also reviews our Company’s interim consolidated financial statements in accordance with Statement on Auditing Standards No. 116 (Interim Financial Information). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Grant Thornton LLP the audited consolidated financial statements, including Management’s Discussion and Analysis, included in our Company’s Annual Report on Form 10-K and the results of Grant Thornton LLP’s review of our Company’s interim consolidated financial statements. These reviews included a discussion of:

●	critical accounting policies of our Company;

●

the reasonableness of significant financial reporting judgments made in connection with our consolidated financial statements, including the quality (and not just the acceptability) of our Company’s accounting principles;

●	the clarity and completeness of financial disclosures;

●

the effectiveness of the Company’s internal control over financial reporting, including management’s and Grant Thornton LLP’s reports thereon, the basis for the conclusions expressed in those reports and changes made to the Company’s internal control over financial reporting during 2020;

●	matters noted by Grant Thornton LLP during its audit of the Company’s consolidated financial statements and other material written communications between management and Grant Thornton LLP; and

●	the potential effects of regulatory and accounting initiatives on our Company’s consolidated financial statements.

In connection with its audit of our Company’s annual consolidated financial statements, the Audit Committee also discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission, and, with and without management present, reviewed and discussed the results of Grant Thornton LLP’s audit of our Company’s annual consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE RONALD R. BOOTH (CHAIR) THOMAS J. WINKEL ROBERT L. DEMOREST KATHLEEN P. IVERSON

Director Compensation

We do not pay fees to directors who are our full-time employees, nor do we reimburse them for out-of-pocket expenses of attending Board or committee meetings. We paid each non-employee director in 2020 an annual retainer of $34,000, a fee of $1,500 for each Board meeting attended, a fee of $750 for each committee meeting attended and reimbursed them for out-of-pocket expenses of attending meetings. We also paid our lead independent director an additional annual retainer of $15,000, the Chair of our Audit Committee an additional annual retainer of $15,000, the Chair of our Compensation Committee an additional annual retainer of $15,000, and the Chair of our Nominating/Corporate Governance Committee an additional annual retainer of $6,000. The directors did not receive any other cash compensation for services as directors in 2020, except Mr. Hagness and Mr. Bauer who were each compensated an additional $1,000 for their efforts and time expended in management succession planning.

In each of 2018 through 2020, each non-employee director received a grant of 1,500 shares of common stock upon re-election to the Board. The 1,500 shares granted in each of these years increased to 2,250 shares as a result of our three-for-two stock split effected in the form of a 50% stock dividend on August 13, 2020.

In February 2010, we entered into an indemnification agreement with each of our then-current directors. Under each indemnification agreement, we agree to indemnify the director against liability arising out of performance of their duties to us and to advance expenses, if the requisite standards of conduct are met. The agreement also contains procedural mechanisms and presumptions applicable to any dispute as to whether such standards of conduct are satisfied. In February 2016, we also entered into an indemnification agreement containing similar terms with Mr. Booth, who has been a director since December 2015. In March 2020, we also entered into an indemnification agreement containing similar terms with Ms. Iverson.

The following table provides summary information concerning the compensation of each individual who served as a director of our Company during the fiscal year ended December 31, 2020, other than Randolph L. Marten, our Chairman of the Board and Chief Executive Officer, whose compensation is set forth below under the heading “Compensation and Other Benefits.”

Name	Fees Earned or Paid in Cash		Stock Awards (7)	Total

Thomas J. Winkel	$85,250	(1)	$36,990	$122,240

Ronald R. Booth	65,500	(2)	36,990	102,490

Robert L. Demorest	57,000	(3)	36,990	93,990

Larry B. Hagness	50,750	(4)	36,990	87,740

Jerry M. Bauer	50,750	(5)	36,990	87,740

Kathleen P. Iverson	45,584	(6)	36,990	82,574

(1)

Fees paid consist of $34,000 as an annual retainer, $15,000 for services as the lead independent director, $2,500 for services as the Audit Committee Chair, $15,000 for services as the Compensation Committee Chair and $18,750 for attending 18 Board and committee meetings.

(2)

Fees paid consist of $34,000 as an annual retainer, $12,500 for services as the Audit Committee Chair, $1,000 for services as the Nominating/Corporate Governance Committee Chair and $18,000 for attending 17 Board and committee meetings.

(3)	Fees paid consist of $34,000 as an annual retainer, $5,000 for services as the Nominating/Corporate Governance Committee Chair and $18,000 for attending 17 Board and committee meetings.

(4)	Fees paid consist of $34,000 as an annual retainer, $15,750 for attending 14 Board and committee meetings and $1,000 for his efforts and time expended in management succession planning.

(5)	Fees paid consist of $34,000 as an annual retainer, $15,750 for attending 14 Board and committee meetings and $1,000 for his efforts and time expended in management succession planning.

(6)	Fees paid consist of $28,334 as an annual retainer and $17,250 for attending 16 Board and committee meetings.

(7)

This column reflects the aggregate grant date fair value of 1,500 shares of our common stock granted in 2020 to Mr. Winkel, Mr. Booth, Mr. Demorest, Mr. Hagness, Mr. Bauer and Ms. Iverson. The dollar amount for each of the six directors reflects the compensation cost of the 1,500 shares granted on May 5, 2020 based on the closing market price of our common stock of $24.66 per share on that date. The number of shares and stock price above were prior to our three-for-two stock split effected in the form of a 50% stock dividend on August 13, 2020.

Note

As of December 31, 2020, each current director had the following number of options outstanding: Mr. Winkel – 30,001; Mr. Booth – none; Mr. Demorest – 20,626; Mr. Hagness – 30,001; Mr. Bauer – none; and Ms. Iverson – none. All of these option shares were issued under non-statutory stock option agreements and were fully vested as of December 31, 2020.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table gives information on the beneficial ownership of our common stock as of February 15, 2021, unless otherwise indicated. The information is given by (a) each stockholder who we know to beneficially own more than 5% of our outstanding common stock, (b) each director, (c) each named executive officer and (d) all of our directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Amount		Percentage of Class

Randolph L. Marten
129 Marten Street
Mondovi, WI 54755	17,725,336.8	(2)	21.4%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	9,343,777	(3)	11.6%
Dimensional Fund Advisors LP
Building One,
6300 Bee Cave Road
Austin, TX 78746	6,187,591	(4)	7.7%
Christine K. Marten
77 Cecil Johnson Road
Mulberry, TN 37359	5,211,856	(5)	6.3%
Victory Capital Management Inc.
4900 Tiedeman Road 4th Floor
Brooklyn, OH 44144	4,409,661	(6)	5.4%
Timothy M. Kohl	281,686.4	(7)	*
Larry B. Hagness	200,288	(8)	*
James J. Hinnendael	163,544.4	(9)	*
Jerry M. Bauer	119,444	(5)	*
John H. Turner	112,847.5	(10)	*
Thomas J. Winkel	67,487	(8)	*
Robert L. Demorest	65,500	(8)	*
Ronald R. Booth	11,749	(5)	*
Kathleen P. Iverson	2,250	(5)	*
All Directors and Executive Officers as a Group (10 persons)	18,750,133.1	(11)	22.5%

*	Less than 1% of the outstanding shares

(1)

Unless otherwise noted, the stockholders have sole voting and investment power for the shares shown. Shares not outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days, are treated as outstanding only when calculating the amount and percent owned by such person or group.

(2)

Includes 17,557,587 shares owned by Mr. Marten, 142,486.8 shares credited to Mr. Marten’s account within the Company’s Deferred Compensation Plan, and 25,263 shares distributed to Mr. Marten or credited to Mr. Marten’s deferred compensation account after February 15, 2021 relating to vested performance unit awards.

(3)

On January 27, 2021, BlackRock, Inc. reported in a schedule 13G filed with the Securities and Exchange Commission that, as of December 31, 2020, it beneficially owns and has sole dispositive power over 9,343,777 shares of our stock.

(4)

On February 12, 2021, Dimensional Fund Advisors LP reported in a Schedule 13G filed with the Securities and Exchange Commission that as of December 31, 2020, Dimensional Fund Advisors LP furnishes investment advice to four investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries may possess investment and/or voting power over the Company’s securities that are owned by such investment companies, trusts and separate accounts. According to the Schedule 13G, the investment companies, trusts and separate accounts beneficially own all such shares of the Company’s stock and Dimensional Fund Advisors LP expressly disclaimed any beneficial ownership of such securities.

(5)	Consists entirely of 5,211,856 shares owned by Ms. Marten, 119,444 shares owned by Mr. Bauer, 11,749 shares owned by Mr. Booth and 2,250 shares owned by Ms. Iverson.

(6)

On February 9, 2021, Victory Capital Management Inc. reported in a schedule 13G filed with the Securities and Exchange Commission that, as of December 31, 2020, it beneficially owns and has sole dispositive power over 4,409,661 shares of our stock.

(7)

Includes 159,092 shares owned by Mr. Kohl, 103,877.4 shares credited to Mr. Kohl’s account within the Company’s Deferred Compensation Plan, and 18,717 shares distributed to Mr. Kohl or credited to Mr. Kohl’s deferred compensation account after February 15, 2021 relating to vested performance unit awards.

(8)	Includes shares that the stockholder may acquire under outstanding options: for Mr. Hagness, 30,001 shares; for Mr. Winkel, 30,001 shares; and for Mr. Demorest, 20,626 shares.

(9)

Includes 83,868 shares owned by Mr. Hinnendael, 8,451 shares that Mr. Hinnendael may acquire under outstanding options, 59,766.4 shares credited to Mr. Hinnendael’s account within the Company’s Deferred Compensation Plan, and 11,459 shares distributed to Mr. Hinnendael or credited to Mr. Hinnendael’s deferred compensation account after February 15, 2021 relating to vested performance unit awards.

(10)

Includes 34,218 shares owned by Mr. Turner, 9,661 shares that Mr. Turner may acquire under outstanding options, 58,159.5 shares credited to Mr. Turner’s account within the Company’s Deferred Compensation Plan, and 10,809 shares distributed to Mr. Turner or credited to Mr. Turner’s deferred compensation account after February 15, 2021 relating to vested performance unit awards.

(11)

Includes a total of 98,740 shares that directors and executive officers may acquire under outstanding options, 364,290.1 shares credited to the executive officers’ accounts within the Company’s Deferred Compensation Plan, and 66,248 shares distributed or credited to the executive officers’ deferred compensation accounts after February 15, 2021 relating to vested performance unit awards.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the material elements of the compensation awarded to, earned by and paid to our Chairman of the Board and Chief Executive Officer, our Executive Vice President and Chief Financial Officer and our other executive officers included in the Summary Compensation Table on page 25 below. These individuals are referred to in this Proxy Statement as our “named executive officers.” The discussion below focuses on the information contained in the tables and related footnotes and narrative primarily for 2020 under the heading “Compensation and Other Benefits” below, but also describes actions taken before 2020 to the extent it enhances the understanding of our executive compensation disclosure.

In connection with the discharge of its responsibilities, the Compensation Committee considered the result of the advisory, non-binding “say-on-pay” vote of our stockholders at the Company’s 2020 Annual Meeting of Stockholders. Because over 99% of the votes cast by our stockholders approved the compensation programs described in our proxy statement for the 2020 Annual Meeting of Stockholders, the Compensation Committee has not implemented any significant changes to our compensation programs as a result of the stockholder advisory vote.

A non-binding advisory vote on the frequency of future advisory votes on our executive compensation is required to be conducted every six years under Section 14A of the Exchange Act pursuant to the Dodd-Frank Act. At our 2017 Annual Meeting of Stockholders we asked our stockholders to indicate whether they preferred that we hold a say-on-pay vote every year, every two years or every three years. Over 77% of the votes cast by our stockholders approved an advisory vote on an annual basis. In light of the voting results, the Board decided that the Company will hold an advisory vote on the compensation of named executive officers on an annual basis.

Compensation Objectives and Philosophy

Our executive compensation program is designed to:

●	attract, motivate, retain and reward executive officers and other key employees who are likely to contribute to our long-term success;

●	provide a “team” approach where executive officers and key employees with differing functional responsibilities work together to achieve overall strategic objectives;

●

create a flexible environment that allows us to grant variable compensation based on actual performance results taking into account internal business goals as well as changing business and economic conditions during times of economic uncertainty;

●	focus management on maximizing stockholder value through equity-based compensation aligned to stockholder returns;

●	provide compensation opportunities depending upon our performance relative to our competitors and changes in our performance over time; and

●	ensure that our compensation program is competitive in the industry.

Our executive compensation program and decisions of the Compensation Committee are based on the following philosophy and principles:

●

As a performance driven company, we favor having a significant component of variable compensation tied to actual results that are evaluated at the end of the year when all of the relevant factors can be taken into account, such as Company performance and changing business and economic conditions, over solely fixed compensation.

●

In order to foster cooperation and communication among our executives and among their respective teams, the Compensation Committee and the Board of Directors place primary emphasis on Company performance (rather than individual performance).

●	We differentiate individual compensation among our executives based on scope and nature of responsibility, education and experience, job performance and potential.

●

We seek to align the interests of our executives with the interests of our stockholders through the use of long-term, equity-based incentive compensation, primarily in the form of performance unit awards and stock options.

Our primary objective is to provide a total compensation program that establishes competitive base salaries, bonus opportunities that reward above-average performance, and equity-based incentive programs designed to achieve sustainable long-term corporate growth and build executive equity ownership in alignment with the interests of our stockholders.

Setting Executive Compensation

In determining the amount of compensation to pay our named executive officers, the Compensation Committee considers factors such as: the executive’s position within the Company and the level of responsibility, skills and experiences required by the executive’s position; the executive’s experience and qualifications; our ability to replace such individual and the overall competitive environment for executive talent; the attainment of or failure to attain Company objectives and the difficulty in achieving desired Company objectives; individual performance of the executive as measured by the impact of such performance on the attainment of Company objectives; the Company’s performance in various economic environments; current and historical compensation levels; the executive’s length of service to our Company; the Compensation Committee’s view of internal equity and consistency; and other considerations it deems relevant. In analyzing some of these factors, the Compensation Committee from time to time reviews competitive compensation data gathered in comparative surveys, as well as publicly available comparable public company information.

In 2020 and 2017, the Compensation Committee engaged Grant Thornton LLP to conduct an overall benchmarking analysis of our executive compensation program, including a competitive assessment of the base salaries, short-term and long-term incentives, benefits and perquisites paid to our executive officers and to review the equity holdings of our executive officers in comparison to similar executives of other companies in our industry sector. The Compensation Committee continues to use the approach and methodology from a similar review a number of years ago, along with the use of other appropriate published data, to assist it in determining the amount of base salary, annual incentive compensation, total compensation and the form and amount of long-term equity-based incentive compensation to pay our named executive officers. The Compensation Committee believes the information from Grant Thornton LLP’s analysis not only confirmed the Company’s approach to structuring its compensation programs, but will also be valuable in assisting in the determination of compensation on an ongoing basis. The Compensation Committee also uses competitive compensation data provided by Equilar, Inc.

Our executive compensation program as a whole and each individual element of the program is designed to be competitive in order to attract, motivate and retain executives necessary to the achievement of our Company objectives. We generally target total compensation and each element of total compensation within a reasonable range of our competitive market. In connection with the compensation consulting firm’s analysis of our executive compensation program, we define our industry sector as a peer group of six long-haul truckload carriers with approximately $600 million to approximately $6 billion in revenue. We continue to include these companies in our peer group based on their current business profiles being similar to ours and because we believe we compete with these or similar companies for executive talent and for stockholder investments. The companies in our peer group consist of the following:

●	Covenant Transport, Inc.
●	Heartland Express, Inc.
●	Knight-Swift Transportation Holdings Inc.
●	P.A.M. Transportation Services, Inc.
●	USA Truck, Inc.
●	Werner Enterprises, Inc.

Executive Compensation Components

The principal elements of our executive compensation program include:

●	base salary compensation;

●	annual incentive compensation;

●	equity-based compensation; and

●	executive benefits and perquisites.

In addition, our executive compensation program also includes certain change in control arrangements.

Except as described below, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the Compensation Committee’s philosophy is to make a significant portion of an executive’s compensation at risk and based on actual results that are evaluated at the end of the year when all of the relevant factors can be taken into account, such as Company financial performance and changing business and economic conditions. The Compensation Committee believes that since our executive officers have more opportunity to affect our performance, they should be held more accountable for results. It is also the Compensation Committee’s view to keep cash compensation at a competitive level while providing the opportunity to be well rewarded through long-term equity-based incentive compensation in the form of stock options if the Company’s stock price performs well over time and, for performance unit awards, if the Company’s net income increases year over year. We believe these equity-based awards to our executive officers help ensure that they have a stake in the Company’s long-term success by providing an incentive to improve the overall growth, profitability and value of our Company.

Base Salary Compensation

We provide a base salary for our named executive officers, which, unlike some of the other elements of our executive compensation program, is not subject to performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year to support a reasonable standard of living.

We initially fix base salaries for our executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. We also take into account the base compensation paid by companies in our peer group.

The Compensation Committee reviews base salaries for our named executive officers each year beginning in April and generally approves any increases at its May meeting held in conjunction with our Annual Meeting of Stockholders. Any increases in base salaries are typically effective in April of that year. This decision is made in May because the Compensation Committee takes the results of the first quarter of each fiscal year into consideration when deciding whether to increase base salaries.

In determining the amount of base salaries for our named executive officers, the Compensation Committee strives to target base salaries within the range of salaries for executives in similar positions and with similar responsibilities at companies in our current peer group. The Compensation Committee’s determinations regarding the base salaries of our named executive officers are also based on a number of other factors, including: the executive’s position within the Company and the level of responsibility, the skills and experience required by the executive’s position; the executive’s experience and qualifications; our ability to replace such individual and the overall competitive environment for executive talent; the executive’s current base salary; the executive’s length of service to our Company, the executive’s past performance and the impact of such performance on the attainment of Company objectives; competitive compensation data; the Compensation Committee’s view of internal equity and consistency; and other considerations it deems relevant. Following these factors, we typically increase base salaries for executive officers modestly from year to year consistent with our general philosophy of favoring variable, performance-based compensation.

In particular, the Compensation Committee’s determination of base salary for each of the named executive officers included an emphasis on the following factors:

•         Mr. Marten’s leadership role as Chief Executive Officer and Chairman of the Board of the Company, length of service with the Company, in-depth knowledge of the trucking industry, position based on competitive compensation data and relative level of responsibility when compared to other executive officers;

•         Mr. Kohl’s prior experience and qualifications, including his operational experience in, and in-depth knowledge of, the trucking industry, position based on competitive compensation data and relative level of responsibility as President when compared to other executive officers;

•         Mr. Hinnendael’s experience and qualifications, including his financial expertise, position based on competitive compensation data and relative level of responsibility as Executive Vice President and Chief Financial Officer when compared to other executive officers; and

•         Mr. Turner’s length of service to Marten, position based on competitive compensation data and his role and relative level of responsibility as Executive Vice President of Sales and Marketing.

Annual salary rates for the named executive officers are as follows:

	Effective April 1, 2019 (1)	Effective April 6, 2020 (2)(3)

Randolph L. Marten	$713,650	$735,060
Timothy M. Kohl	528,000	543,840
James J. Hinnendael	320,100	329,703
John H. Turner	315,000	324,450

(1)

On May 7, 2019, the Compensation Committee approved the following increases to base salary, retroactive to April 1, 2019: Mr. Marten from $686,200 to $713,650; Mr. Kohl from $507,700 to $528,000; Mr. Hinnendael from $307,800 to $320,100; and Mr. Turner from $283,300 to $315,000.

(2)

On August 18, 2020, the Compensation Committee approved the following increases to base salary, retroactive to April 6, 2020: Mr. Marten from $713,650 to $735,060; Mr. Kohl from $528,000 to $543,840; Mr. Hinnendael from $320,100 to $329,703; and Mr. Turner from $315,000 to $324,450.

(3)

The Compensation Committee reviews base salaries for our named executive officers each year beginning in April and generally approves any increases beginning with its May meeting held in conjunction with our Annual Meeting of Stockholders.

For 2020, base salaries accounted for approximately 63% of total compensation for our Chairman of the Board and Chief Executive Officer and also 63% on average for the other named executive officers. We typically increase base salaries for executive officers modestly from year to year consistent with our general philosophy of favoring discretionary incentive compensation.

The Compensation Committee approved 3% increases for each of our named executive officers effective as of April 6, 2020 and increases ranging from 4% to 11% for each of our named executive officers effective as of April 1, 2019. These increases were based on the Compensation Committee’s determination to maintain the Company’s competitive total compensation position in the marketplace.

Annual Incentive Compensation

Second Amended and Restated Executive Officer Performance Incentive Plan

In March 2011, the Compensation Committee adopted the Executive Officer Performance Incentive Plan. The Executive Officer Performance Incentive Plan provided for cash bonuses in varying percentages of annual base compensation to the executive officers selected by the Compensation Committee if the diluted net income per share in the award year was 110% or more of the diluted net income per share in the prior year. The award was an amount equal to the percentage increase in the award year’s diluted net income per share over the prior year’s diluted net income per share multiplied by the executive officer’s base salary in the calendar year in which the bonus award was calculated. The award year’s diluted net income per share was the Company’s diluted net income per share, determined in accordance with generally accepted accounting principles, prior to accounting for the aggregate value of vesting performance unit awards, the aggregate value of the cash bonus awards under the plan and the related tax effects for the award year. The prior year’s diluted net income per share was the Company’s diluted net income per share, as reported in its audited financial statements, for the prior year. The Compensation Committee was given the discretion to adjust the diluted net income per share for the award year and the prior year to account for extraordinary items affecting the diluted net income per share. The Compensation Committee makes an annual determination of the executive officer participants in the Executive Officer Performance Incentive Plan. In February 2012, the Compensation Committee recommended, and our Board of Directors approved, an amendment effective January 1, 2012 to the Executive Officer Performance Incentive Plan which established a bonus pool calculated as the percentage increase in diluted net income per share as previously defined multiplied by the aggregate base salary for all executive officers. The Compensation Committee makes an annual determination of the executive officer participants in the plan and, at the end of each year, based on the recommendation of the Chief Executive Officer for all officers other than the Chief Executive Officer, the allocation of the bonus pool among the participants.

In December 2015, the Compensation Committee recommended, and our Board of Directors approved and adopted, the Amended and Restated Executive Officer Performance Incentive Plan effective January 1, 2016, which leaves the terms of the original plan unchanged, except that the bonus pool is based upon the percentage change in net income instead of diluted net income per share.

In August 2017, the Compensation Committee recommended, and our Board of Directors approved and adopted, the Second Amended and Restated Executive Officer Performance Incentive Plan effective January 1, 2017. The Second Amended and Restated Executive Officer Performance Incentive Plan leaves the terms of the original plan, as amended, unchanged, except that the bonus pool will be established based upon the percentage change in award year net income being at least 105% of an established net income goal, which is our net income for the prior year, or such other net income goal selected by the Compensation Committee. Award year net income continues to be defined as our net income determined in accordance with generally accepted accounting principles prior to accounting for the aggregate value of vesting performance unit awards, the aggregate value of the cash bonus awards under the plan, and the related tax effects for the award year. In addition, to the extent the percentage change in award year net income equals or exceeds 105% of the established net income goal, the size of the bonus pool will be determined by a multiplier related to the amount of such increase that results in the aggregate available bonus pool being between 5% and 100% of the aggregate base salary for executive officers.

For 2018, the available bonus pool under the Second Amended and Restated Executive Officer Performance Incentive Plan was equal to 100% of the aggregate annual base salary of the executive officers based on the Company’s percentage increase in net income from 2017 to 2018, including the adjustments to 2018 earnings for the after-tax aggregate value of vesting performance unit awards and cash bonus awards. Additionally, the $56.5 million deferred income taxes benefit in 2017 related to the federal Tax Cuts and Jobs Act of 2017 was excluded from the calculation of the increase in net income from 2017 to 2018. The calculation of the increase in net income also included an adjustment of 2017 net income to reflect a federal income tax rate of 21% instead of 35%, to be consistent with the federal rate in 2018. The Company’s executive officers were each awarded a cash bonus in the amount of 100% of annual base salary.

For 2019, the available bonus pool under the Second Amended and Restated Executive Officer Performance Incentive Plan was equal to 24.6% of the aggregate annual base salary of the executive officers based on the Company’s percentage increase in net income from 2018 to 2019, including the adjustments to 2019 earnings for the after-tax aggregate value of vesting performance unit awards and cash bonus awards. The Company’s executive officers were each awarded a cash bonus in the amount of 24.6% of annual base salary.

For 2020, the available bonus pool under the Second Amended and Restated Executive Officer Performance Incentive Plan was equal to 33.3% of the aggregate annual base salary of the executive officers based on the Company’s percentage increase in net income from 2019 to 2020, including the adjustments to 2020 earnings for the after-tax aggregate value of vesting performance unit awards and cash bonus awards. The Company’s executive officers were each awarded a cash bonus in the amount of 33.3% of annual base salary.

Equity-based Compensation

The third component of our executive compensation program consists of equity-based compensation. We award stock options and performance unit awards to align the interests of our executive officers and key personnel with our stockholders and to increase our long-term value. Through deferred vesting, this component of our compensation program creates an incentive for individuals to remain with us and promote long-term Company goals. We generally grant an option to purchase shares of common stock to our director-level employees and our executive officers upon their promotion to such positions. In addition, from time to time we grant additional options to purchase shares of common stock and performance unit awards to our executive officers and key personnel based primarily upon the individual’s actual and/or potential contribution and our financial performance. To date, all stock options have been granted at fair market value. The stock options and the performance unit awards vest over a period of several years.

Pursuant to our 2015 Equity Incentive Plan and our 2005 Stock Incentive Plan, our named executive officers (as well as other employees) are eligible to receive equity compensation awards, including stock options and restricted stock awards, stock appreciation rights, performance unit awards and stock bonuses. For more information concerning the terms of these plans, we refer you to “Compensation and Other Benefits-Grants of Plan-based Awards.” Currently, we provide named executive officers with service-based stock options and performance unit awards.

Stock options and performance unit awards become valuable as our common stock price increases and the holder remains employed during the period required for the option or unit award to “vest,” and, in the case of performance unit awards, the overall Company performance objectives are satisfied. This provides an incentive for the holder to remain employed by us. In addition, these agreements link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to achieve corporate goals and increase the market price of our stock.

In May 2018, the Compensation Committee recommended, and our Board of Directors approved, the granting of performance unit awards under our 2015 Equity Incentive Plan to the Company’s current named executive officers totaling 57,300 share units. This was the Company’s ninth grant of such awards. The unit awards will vest and become the right to receive a number of shares of common stock equal to a total vesting percentage multiplied by the number of units subject to such award. For purposes of the award, the vesting percentage is equal to the percentage increase, if any, in the Company’s net income for the year being measured over the prior year, as reflected on the Company’s audited financial statements for each such year, plus ten percentage points. The amount of unit awards within each of the grants to the named executive officers was tied to the level of each executive officer’s base compensation. At least half of all vested awards must be credited to the named executive officer’s discretionary account in our deferred compensation plan. For additional information concerning the terms of outstanding awards, we refer you to “Compensation and Other Benefits-Grants of Plan-based Awards.”

In May 2019, the Compensation Committee recommended, and our Board of Directors approved, the granting of performance unit awards under our 2015 Equity Incentive Plan to the Company’s current named executive officers totaling 60,000 share units. The terms of these awards are similar to the awards granted in 2018.

In May 2020, the Compensation Committee recommended, and our Board of Directors approved, the granting of performance unit awards under our 2015 Equity Incentive Plan to the Company’s current named executive officers totaling 28,205 share units. The terms of these awards are similar to the awards granted in 2018, except that all vested awards are to be paid to the named executive officers with no vested awards credited to the named executive officers’ accounts in our deferred compensation plan.

On May 5, 2020, our Compensation Committee and Board of Directors approved the termination of our deferred compensation plan. The termination is effective May 5, 2021.

The long-term incentive compensation information for our named executive officers during 2020, 2019 and 2018 is included in the Summary Compensation Table on page 25. Additional information on long-term incentive awards is shown in the Outstanding Equity Awards at Fiscal Year-end Table on page 29.

Executive Benefits and Perquisites; Other Compensation Arrangements

It is generally our policy not to extend significant perquisites to our executives that are not available to our employees generally. The only significant perquisite that we currently provide to our named executive officers is the use of a Company car by our Chairman of the Board and Chief Executive Officer. We also reimburse executive officers for their current accumulated vacation pay upon appointment as an executive officer.

Our executives receive benefits, which are also received by our other employees, including 401(k) matching contributions, and health, dental and life insurance benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees.

Each of our employees, including our executive officers, are employed at will and do not have employment agreements. We have, however, entered into written change in control agreements with each of our executive officers, which provide for certain cash and other benefits upon the termination of the executive officer’s employment with us under certain circumstances, as described below.

In February 2010, we entered into an indemnification agreement with each of our executive officers. Under each indemnification agreement, we agree to indemnify the executive officer against liability arising out of performance of their duties to us and to advance expenses, if the requisite standards of conduct are met. The agreement also contains procedural mechanisms and presumptions applicable to any dispute as to whether such standards of conduct are satisfied.

In August 2010, we adopted our deferred compensation plan, which is an unfunded, nonqualified deferred compensation plan designed to allow board elected officers and other select members of management of the Company designated by the Company’s Compensation Committee to save for retirement on a tax-deferred basis. The deferred compensation plan is described in more detail elsewhere in this Proxy Statement under the heading “Compensation and Other Benefits - Nonqualified Deferred Compensation.” On May 5, 2020 our Compensation Committee and Board of Directors approved the termination of our deferred compensation plan. The termination is effective May 5, 2021.

Change in Control and Post-termination Severance Arrangements

Our 2015 Equity Incentive Plan provides and, previously, our 2005 Stock Incentive Plan provided, that in the event a change in control occurs, then, if approved by the Compensation Committee in its sole discretion either at the time of the grant of the incentive award or at any time after such grant, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms; all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and all outstanding performance unit awards and stock bonuses will vest or continue to vest in accordance with their agreement. Using discretionary authority under the plan, our Compensation Committee approved Non-Statutory Stock Option Agreements which provide that such options become immediately exercisable in full in the event of a change in control with respect to options that have been outstanding for at least six months. Our Performance Unit Award Agreements become immediately vested in full upon a change in control if the grantee’s employment with us is terminated other than for death, cause, or the grantee terminating their employment for good reason, on or before the last day of the 24th month after the change in control. In addition, the Compensation Committee in its sole discretion may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated), and that some or all participants holding performance unit awards will receive, with respect to some or all of the shares subject to the performance unit awards, cash in an amount equal to the fair market value of such shares immediately prior to the effective date of such change in control. Using discretionary authority under the plan, our Compensation Committee approved a form of Non-Statutory Stock Option Agreement and a form of Performance Unit Award Agreement that allows such cash payments for all outstanding option and unit award shares for all participants.

In March 2006, the Compensation Committee approved the execution of Change in Control Severance Agreements with each then-current named executive officer pursuant to which we agreed to provide certain benefits to these executives if they are terminated in connection with a change in control. These Change in Control Severance Agreements were effective upon execution and continue until the termination of the executive’s employment or until we terminate the agreement upon fifteen months prior written notice. In August 2007, the Company’s Board of Directors approved Amended and Restated Change in Control Severance Agreements for Mr. Marten and Mr. Hinnendael. The Amended and Restated Change in Control Severance Agreements made changes to the Change in Control Severance Agreements previously entered into between the Company and these officers, in order to comply with final regulations published by the Internal Revenue Service under an exception to Section 409A of the Internal Revenue Code of 1986, as amended, and there were no changes to the economic terms of the Change in Control Severance Agreements. The Board of Directors also approved a Change in Control Severance Agreement containing similar terms with Mr. Turner effective in August 2007 in connection with his appointment as an executive officer and with Mr. Kohl effective in June 2008 in connection with his appointment as President. In December 2008, we made a technical amendment to the Amended and Restated Change in Control Severance Agreements with Mr. Marten and Mr. Hinnendael, and to the Change in Control Severance Agreements with Mr. Turner and Mr. Kohl.

Under these agreements, these executive officers are entitled to certain benefits if they are terminated either within 24 months of the effective date of a change in control or before the effective date of the change in control if the termination was either a condition to the change in control or was at the request or insistence of a person related to the change in control. These executives will not be considered “terminated” for purposes of these agreements if they die or are terminated for cause. They will, however, be considered “terminated” if they voluntarily leave our employ for “good reason.”

Upon a termination in connection with a change in control, these executives will be entitled to receive a lump sum cash payment of 100% of their base salary (except for Mr. Marten, who will receive 200% of his base salary), plus one times the executive’s highest bonus in the preceding three calendar years (except for Mr. Marten, who will receive two times such amount). In addition, these executives will receive welfare benefits for a period of twelve months (except for Mr. Marten, who will receive such benefits for twenty-four months). These arrangements, including the quantification of the payment and benefits provided under these arrangements, are described in more detail elsewhere in this Proxy Statement under the heading “Compensation and Other Benefits—Potential Payments Upon Termination or Change in Control.”

Prior to March 2011, if an executive was subject to excise tax in connection with our payments under a Change in Control Severance Agreement, we would have made an additional excise tax gross-up payment to the executive equal to the excise tax as a result of the payments under the Change in Control Severance Agreement, including any excise tax as a result of the gross-up payment. In March 2011, due to changing compensation and governance practices, we amended our Change in Control Severance Agreements with our executive officers to provide for no excise tax gross-up.

In order for our named executive officers to receive any other payments or benefits as a result of a change in control of our Company, there must be a termination event, such as a termination of the executive’s employment by our successor without cause or a termination of the executive’s employment by the executive for good reason. The termination of the executive’s employment by the executive without good reason will not give rise to additional payments or benefits either in a change in control situation or otherwise. Thus, these additional payments and benefits will not just be triggered by a change in control, but will also require a termination event described above, and thus are known as “double trigger” change in control arrangements.

We believe that the change in control protections provided in the agreements described above are relevant and an important part of our executive compensation program. We believe that these arrangements mitigate some of the risk that exists for executives working in a company our size, where there is a meaningful likelihood that the Company may be acquired. These arrangements are intended to attract and retain qualified executives who may have employment alternatives that may appear to them, in light of a possible change in control, to be less risky absent these arrangements. We also believe similar protections are typically provided by other companies, including companies with which we compete for executive talent, and thus believe we must continue to offer such protections in order to be competitive.

Except for our Change in Control Severance Agreements and award agreements under our 2015 Equity Incentive Plan and our 2005 Stock Incentive Plan, our named executive officers are not party to any employment or severance agreements and are not entitled to any particular severance benefit upon their involuntary termination of employment by the Company. The Compensation Committee may, however, provide severance on a case by case basis in its discretion.

Total Compensation Mix

The table below illustrates how total compensation for our named executive officers for 2020 was allocated between performance and non-performance based components, how performance-based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components:

	Total Compensation Mix (Base Salary, Annual Cash Incentives and Equity Incentives)
	% of Total Compensation that is:		% of Performance-Based Total Compensation that is:		% of Total Compensation that is:
	Performance- Based (1)	Not Performance- Based (2)	Annual (3)	Long-Term (4)	Cash- Based (5)	Equity- Based (6)

Randolph L. Marten	36.2%	63.8%	58.1%	41.9%	84.8%	15.2%
Timothy M. Kohl	35.7%	64.3%	59.1%	40.9%	85.4%	14.6%
James J. Hinnendael	36.4%	63.6%	56.8%	43.2%	84.3%	15.7%
John H. Turner	36.5%	63.5%	56.8%	43.2%	84.2%	15.8%

(1)	The sum of annual cash incentives and long-term equity incentives divided by total compensation.

(2)	The sum of base salary and all other compensation divided by total compensation.

(3)	Annual performance-based cash and equity incentives divided by the sum of annual performance-based cash and equity incentives and long-term performance-based equity incentives.

(4)	Long-term performance-based equity incentives divided by the sum of annual performance-based cash and equity incentives and long-term performance-based equity incentives.

(5)	The sum of base salary, annual cash incentives and all other compensation divided by total compensation.

(6)	Long-term equity incentives divided by total compensation.

We believe that the above table illustrates general alignment of our 2020 named executive officer compensation with our overall compensation objective and philosophies of aligning the interests of our executives with the interests of our stockholders through the use of long-term, equity-based incentive compensation.

Accounting and Tax Considerations

Section 162(m)

Historically Section 162(m) of the Internal Revenue Code required that we meet specific criteria, including stockholder approval of certain stock and incentive plans, in order to deduct, for federal income tax purposes, compensation over $1 million per individual paid to our named executive officers that qualified as “performance-based compensation.” The federal Tax Cuts and Jobs Act of 2017 removed the “performance-based compensation” exception from Section 162(m). Accordingly, awards made after November 2, 2017, generally are not eligible for the “performance-based compensation” exception and will not be deductible to the extent that they cause the compensation of the affected executive officers to exceed $1 million in any year. Awards that were made and subject to binding written contracts in effect on November 2, 2017, are “grandfathered” under prior law and can still qualify as deductible “performance-based compensation,” even if paid in future years. We were affected by the limitations of Section 162(m) of the Internal Revenue Code in 2020. Our Compensation Committee will continue to monitor these awards and their deductibility if and when paid.

Accounting for Equity-based Compensation

We account for share-based payment arrangements, including our 2015 Equity Incentive Plan and our 2005 Stock Incentive Plan, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 718, Compensation-Stock Compensation.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement for filing with the Securities and Exchange Commission.

This report is dated as of March 2, 2021.

COMPENSATION COMMITTEE THOMAS J. WINKEL (CHAIR) JERRY M. BAUER LARRY B. HAGNESS KATHLEEN P. IVERSON

The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

COMPENSATION AND OTHER BENEFITS

Summary Compensation Table

The table below provides information relating to compensation for fiscal years 2020, 2019 and 2018 for the Company’s Chairman of the Board and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and the two most highly compensated executive officers of the Company other than the Chairman of the Board and Chief Executive Officer and the Executive Vice President and Chief Financial Officer. The executives named in this table are referred to in this Proxy Statement as our named executive officers. The details of our named executive officers’ compensation are discussed in detail in the Compensation Discussion and Analysis beginning on page 15.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	All Other Compen- sation (2)	Total

Randolph L. Marten	2020	$728,884	$242,718	$174,987	$—	$7,398	$1,153,987
Chairman and	2019	706,260	173,740	302,328	—	10,636	1,192,964
Chief Executive Officer	2018	679,092	679,092	295,075	—	16,886	1,670,145

Timothy M. Kohl	2020	539,271	179,577	124,138	—	7,163	850,149
President	2019	522,535	128,544	224,757	—	8,446	884,282
	2018	502,450	502,450	217,745	—	8,247	1,230,892

James J. Hinnendael	2020	326,933	108,869	82,940	—	7,997	526,739
Executive Vice President	2019	316,788	77,930	135,252	—	6,639	536,609
and Chief Financial	2018	301,662	301,662	144,485	—	6,470	754,279
Officer

John H. Turner	2020	321,724	107,134	81,625	—	6,920	517,403
Executive Vice President	2019	306,465	75,390	133,263	—	7,805	522,923
of Sales and Marketing	2018	280,365	280,365	120,065	—	7,439	688,234

(1)

This column reflects the aggregate grant date fair value of performance unit awards granted to each named executive officer in 2020, 2019 and 2018 calculated in accordance with FASB ASC 718, Compensation-Stock Compensation and based on the closing market price on the date of grant. The awards reported in this column are also disclosed in the Grants of Plan-based Awards table on page 27.

(2)	Included in this column are the following items:

	Year	Life Insurance Premiums	Personal Commercial Travel	401(k) Match (a)

Randolph L. Marten	2020	$2,210	$—	$5,188
	2019	2,210	4,506	3,920
	2018	2,210	10,826	3,850

Timothy M. Kohl	2020	2,472	—	4,691
	2019	2,472	—	5,974
	2018	2,472	—	5,775

James J. Hinnendael	2020	1,290	—	6,707
	2019	1,290	—	5,349
	2018	1,290	—	5,180

John H. Turner	2020	1,290	161	5,469
	2019	1,290	644	5,871
	2018	1,207	486	5,746

(a)

We sponsor a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. Employees, including executive officers, are eligible for the plan after three months of service. Participants are able to contribute up to the limit set by law, which in 2020 was $19,500 for participants less than age 50 and $26,000 for participants age 50 and above. We contribute 35% of each participant’s contribution, up to a total of 6% contributed. Our contribution vests at the rate of 20% per year for the first through fifth years of service. In addition, we may make elective contributions as determined by our Board of Directors. No elective contributions were made in 2020, 2019 or 2018.

Chief Executive Officer Pay Ratio

As a result of the rules under the Dodd-Frank Act, the SEC requires annual disclosure of the Chief Executive Officer to median employee pay ratio. We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to internal pay equity, and the Compensation Committee will monitor the relationship between the pay of our executive officers and the pay of our non-executive employees.

Our Chief Executive Officer to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K, which requires the determination of the median employee once every three years. We identified the median employee by examining the 2020 total cash compensation for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2020, the last day of our 2020 fiscal year. We included all United States employees, whether employed on a full-time, part-time, or seasonal basis, and excluded all of our employees located outside of the United States as such employees account for less than five percent of all of our employees. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, except we did annualize the compensation for any full-time and part-time employees (other than seasonal employees) that were not employed by us for all of 2020. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. Approximately 1% of our employees receive annual equity awards.

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table in this proxy statement.

Mr. Marten, our Chief Executive Officer, had 2020 annual total compensation of $1,153,987 as reflected in the Summary Compensation Table included in this proxy statement. Our median employee’s annual total compensation for 2020 was $60,287. As a result, we estimate that Mr. Marten’s 2020 annual total compensation was approximately 19 times that of our median employee. The chief executive officer pay ratio for the companies in our peer group noted on page 17 averaged 53 times for 2019.

Grants of Plan-based Awards

The table below provides information regarding grants of plan-based awards to each of our named executive officers under our 2015 Equity Incentive Plan in 2020. Our named executive officers were not granted any plan-based awards under our other plans in 2020.

	Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)
	Grant							Grant Date
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Fair Value (3)

Randolph L.	N/A	$36,753	$—	$735,060	—	—	—	$—
Marten	May 5, 2020	—	—	—	—	—	10,644	174,987

Timothy M.	N/A	27,192	—	543,840	—	—	—	—
Kohl	May 5, 2020	—	—	—	—	—	7,551	124,138

James J.	N/A	16,485	—	329,703	—	—	—	—
Hinnendael	May 5, 2020	—	—	—	—	—	5,045	82,940

John H.	N/A	16,223	—	324,450	—	—	—	—
Turner	May 5, 2020	—	—	—	—	—	4,965	81,625

(1)

Represents potential performance-based non-equity awards under our Second Amended and Restated Executive Officer Performance Incentive Plan, which is described in greater detail in “Compensation Discussion and Analysis.” The plan provides for a cash bonus to be distributed to the executive officers which is calculated as an allocation of a bonus pool that is based on the percentage increase in the award year net income over the net income goal selected by the Compensation Committee, multiplied by the aggregate base salary for all executive officers, subject to the increase being at least 5%. Therefore, we calculated the threshold for each executive officer as current annual base salary multiplied by 5% assuming equal allocation of the bonus pool on a percentage basis. The maximum award amount under the plan is 100% of the aggregate base salary for all executive officers. Therefore, we calculated the maximum for each executive officer as current annual base salary multiplied by 100% assuming equal allocation of the bonus pool on a percentage basis. There is no target award amount under the plan.

(2)

These performance unit awards granted in 2020 will vest and become the right to receive a number of shares of common stock equal to a total vesting percentage multiplied by the number of units subject to such award. For purposes of the award, the vesting percentage is equal to the percentage increase, if any, in our net income for the year being measured over the prior year, as reflected in our audited financial statements for each such year, plus ten percentage points. All payments will be made in shares of our common stock. All vested performance unit award shares will be paid to the named executive officers immediately upon vesting.

(3)	The grant date fair value of the awards is calculated in accordance with FASB ASC 718, Compensation-Stock Compensation and is based on the closing market price on the date of grant.

Second Amended and Restated Executive Officer Performance Incentive Plan

The material terms of our Second Amended and Restated Executive Officer Performance Incentive Plan is described in the Compensation Discussion and Analysis beginning on page 15.

2015 Equity Incentive Plan

Under the terms of our 2015 Equity Incentive Plan, which was adopted by our Board of Directors in March 2015 subject to approval by our stockholders, which occurred in May 2015, all of our named executive officers, as well as other employees and any subsidiary employees (including officers and directors who are also employees), are eligible to receive incentive awards. To date, only stock options and performance unit awards have been granted under the plan. The plan contains an overall limit on the number of shares of our common stock that may be issued, as well as individual and other grant limits, which are subject to change in our corporate structure or shares.

The exercise price of an option may not be less than 100% of the fair market value of a share of our common stock on the option grant date (or, if the option is an incentive stock option, 110% if the participant beneficially owns more than 10% of our outstanding stock). Under the plan, “fair market value” means the closing sale price of a share of our common stock on the grant date as reported on the NASDAQ Global Select Market.

The aggregate fair market value of shares of common stock with respect to which incentive stock options may become exercisable by a participant for the first time during any calendar year may not exceed $100,000. Any incentive stock options in excess of this amount will be treated as non-statutory options.

Options may be exercised in whole or in installments, as determined by the Board or its committee, and may impose conditions or restrictions to the exercisability of an option, including that the participant remain continuously employed by us or a subsidiary for a certain period. An option may not remain exercisable after 10 years from its date of grant (or, if the option is an incentive stock option, five years from its date of grant if the participant beneficially owns more than 10% of our outstanding stock).

A performance unit award is an award of a right to receive the fair market value of shares of common stock payable in shares of our common stock granted to a participant where vesting is contingent upon achievement of performance criteria or other objectives during a specified period.

Shares of common stock that are issued under the plan or that are subject to outstanding incentive awards reduce the number of shares remaining available under the plan, but any shares of common stock subject to an incentive award that lapses, expires, is forfeited or for any reason terminates unexercised or unvested and any shares of common stock that are subject to an incentive award that is settled or paid in cash or any other form other than shares of common stock will automatically again become available for issuance under the plan.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off) or any other change in our corporate structure or shares, appropriate adjustment will be made to:

●	the number and kind of securities available for issuance under the plan; and

●	in order to prevent dilution or enlargement of the rights of participants, the number, kind and, where applicable, the exercise price of securities subject to outstanding incentive awards.

Accordingly, as a result of our three-for-two stock split effected in the form of a 50% stock dividend on August 13, 2020, the number of shares reserved for issuance under all outstanding options and performance unit awards and shares held within our Deferred Compensation Plan were increased by 50%.

The plan is administered by our Compensation Committee, which has the authority to determine all necessary or desirable provisions of incentive awards, including the eligible recipients who will be granted one or more incentive awards under the plan, the nature and extent of the incentive awards to be made to each participant, the time or times when incentive awards will be granted, the duration of each incentive award, and payment or vesting restrictions and other conditions. The Compensation Committee has the authority to pay the economic value of any incentive award in the form of common stock and may amend or modify the terms of outstanding incentive awards (except for any prohibited “re-pricing” of options, discussed below) so long as the amended or modified terms are permitted under the plan and any affected participant has consented to the amendment or modification.

The Board may suspend or terminate the plan or any portion of the plan at any time, and may amend the plan from time to time to conform incentive awards to any change in applicable laws or regulations or in any other respect that the Board may deem to be in our best interests. However, no amendments to the plan will be effective without stockholder approval if it is required under Section 422 of the Internal Revenue Code, Section 162(m) of the Internal Revenue Code or the rules of the NASDAQ Global Select Market, or if the amendment seeks to modify the prohibitions on underwater option re-pricing discussed above.

Termination, suspension or amendment of the plan will not adversely affect any outstanding incentive award without the consent of the affected participant, except for adjustments in the event of changes in capitalization or a “change in control,” discussed below.

In general, no right or interest in any incentive award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or encumbrance. However, the Board or its committee may permit a participant to transfer all or a portion of a non-statutory stock option, other than for value, to certain family members or related family trusts, foundations or partnerships. Any permitted transferee of a non-statutory stock option will remain subject to all the terms and conditions of the incentive award applicable to the participant.

The 2015 Equity Incentive Plan replaces our 2005 Stock Incentive Plan, which expired by its terms in May 2015. Any equity awards previously awarded under the 2005 Stock Incentive Plan will continue to be subject to the plan in accordance with the terms of the awards.

Outstanding Equity Awards at Fiscal Year-end

The following table provides information regarding outstanding equity incentive plan awards for each of our named executive officers that remained outstanding at December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (1)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested (2)

Randolph L. Marten	—		—	$—	—	30,246	$521,146

Timothy M. Kohl	—		—	—	—	22,220	382,855

James J. Hinnendael	8,451	(3)	—	9.008	May 12, 2022	13,980	240,872

John H. Turner	9,661	(3)	—	9.008	May 12, 2022	13,326	229,607

(1)

One half of the performance unit award shares granted in 2016 through 2019 that vested as of December 31, 2020 were distributed and credited to each named executive officer’s discretionary account within the Marten Transport, Ltd. Deferred Compensation Plan in March 2021, and the other half were paid directly to each named executive officer. All performance unit award shares granted in 2020 that vested as of December 31, 2020 were paid to each executive officer with no vested credit to the named executive officers’ accounts in our deferred compensation plan. This number considers such shares vested in 2020.

(2)	Market value has been determined based on the closing market price of our common stock of $17.23 per share on December 31, 2020.

(3)	This stock option award was granted May 12, 2015 and vests, on a cumulative basis, in five installments of 20% on each of the first five anniversaries of the option grant date.

Option Exercise and Stock Vested – 2020

The following table provides information regarding the exercise of stock options for our named executive officers with exercises during 2020 on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise

Randolph L. Marten	101,501	$669,172

Timothy M. Kohl	75,000	524,611

James J. Hinnendael	33,800	217,160

John H. Turner	32,089	246,406

The following table provides information regarding performance unit awards held by our named executive officers that vested during 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)

Randolph L. Marten	25,263	$435,286

Timothy M. Kohl	18,717	322,493

James J. Hinnendael	11,459	197,435

John H. Turner	10,809	186,244

(1)

This number reflects vesting in 2020 of each named executive officer’s unit awards, comprised of a 13.8% performance vesting component based on our increase in net income in 2020 from 2019, and a service vesting component of 5% for awards granted in 2016, and 10% for awards granted in 2017 through 2020. All payments are made in shares of common stock. In March 2021, one half of the vested performance unit award shares granted in 2016 through 2019 were paid to the named executive officers, while the other half were credited to each named executive officer’s account within the Marten Transport, Ltd. Deferred Compensation Plan, which restricts the sale of vested shares to the later of each individual’s termination of employment or attainment of age 62. All performance unit award shares granted in 2020 that vested as of December 31, 2020 were paid to each named executive officer with no vested credit to the named executive officers’ accounts in our deferred compensation plan.

(2)	The value realized on vesting has been determined based on the closing market price of our common stock which was $17.23 per share on December 31, 2020.

Nonqualified Deferred Compensation

The following table provides information regarding our Marten Transport, Ltd. Deferred Compensation Plan, our only defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified, during the fiscal year ended December 31, 2020 for each of our named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION
Name	Registrant Contributions in 2020 (1)(2)	Aggregate Gain in 2020 (3)	Aggregate Balance at December 31, 2020 (2)

Randolph L. Marten	$195,802	$486,081	$2,650,850

Timothy M. Kohl	145,766	354,354	1,935,573

James J. Hinnendael	88,373	203,881	1,118,148

John H. Turner	82,928	198,391	1,085,015

(1)

This amount reflects the vested performance unit award shares that vested on December 31, 2020 and were credited to each named executive officer’s account within the Marten Transport, Ltd. Deferred Compensation Plan in March 2021, as further described above under “Option Exercise and Stock Vested – 2020.”

(2)	All amounts in these columns were included within the amount listed in our “Summary Compensation” table for the fiscal years 2020, 2019 and 2018 in the “Stock Awards” column.

(3)	This amount reflects the change in the fair market value of shares in each named executive officer’s account from December 31, 2019 to December 31, 2020, along with dividends earned.

In August 2010, our Board of Directors approved and adopted the Marten Transport, Ltd. Deferred Compensation Plan. The deferred compensation plan is an unfunded, nonqualified deferred compensation plan designed to allow board elected officers and other select members of our management designated by our Compensation Committee to save for retirement on a tax-deferred basis.

Under the terms of the plan, each participant is eligible to defer portions of their base pay, annual bonus, or receipt of common stock otherwise payable under a vested performance unit award. Each participant can elect a fixed distribution date for the participant’s deferral account other than certain required performance unit award deferrals credited to the discretionary account, which will be distributed after the later of the date of the participant’s termination of employment or the date the participant attains age 62. Upon termination of a participant’s employment with the Company, the plan requires a lump-sum distribution of the deferral account, excluding the required performance unit award deferrals, unless the participant had elected an installment distribution. Upon a participant’s death, the plan provides that a participant’s distributions accelerate and will be paid in a lump sum to the participant’s beneficiary. We may terminate the plan and accelerate distributions to participants, but only to the extent and at the times permitted under Section 409A of the Internal Revenue Code of 1986, as amended. We may terminate the plan and accelerate distributions upon a change in control, which is not a payment event under the plan. In conjunction with the approval of the plan, our Board of Directors also adopted an amendment to the Marten Transport, Ltd. 2005 Stock Incentive Plan to allow for deferral of receipt of income from a performance unit award under the plan.

On May 5, 2020 our Compensation Committee and Board of Directors approved the termination of our deferred compensation plan. The termination is effective May 5, 2021.

Potential Payments upon Termination or Change in Control

All of our named executive officers are employed “at will” and, other than as described below, are not entitled to any severance or other payments under any agreement, contract, plan or arrangement upon their termination of employment without cause or otherwise. We have entered into agreements with our named executive officers that require us to provide compensation to them in the event of termination of their employment without cause in connection with or within a certain period of time after a “change in control” of our Company. Under these agreements, these executive officers are entitled to certain benefits if they are terminated either within 24 months of the effective date of a change in control or before the effective date of the change in control if the termination was either a condition to the change in control or was at the request or insistence of a person related to the change in control. These executives will not be considered “terminated” for purposes of these agreements if they die or are terminated for cause. They will, however, be considered “terminated” if they voluntarily leave Marten’s employ for “good reason.”

Upon a termination in connection with a change in control, the named executive officers will be entitled to receive a lump sum cash payment of 100% of their base salary except for Mr. Marten, who will receive 200% of his base salary, plus one times the executive’s highest bonus in the preceding three calendar years except for Mr. Marten, who will receive two times such amount. In addition, these executives will receive welfare benefits for a period of twelve months except for Mr. Marten, who will receive such benefits for twenty-four months.

Our 2015 Equity Incentive Plan and 2005 Stock Incentive Plan provide that in the event a change in control occurs, then, if approved by the Committee in its sole discretion either at the time of the grant of the incentive award or at any time after such grant, all options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms; all outstanding restricted stock awards will become immediately fully vested and non-forfeitable; and all outstanding performance unit awards and stock bonuses will vest or continue to vest in accordance with their agreement. Using discretionary authority under the plans, our Compensation Committee approved Non-Statutory Stock Option Agreements which provide that such options become immediately exercisable in full in the event of a change in control with respect to options that have been outstanding for at least six months. Our Performance Unit Award Agreements become immediately vested in full upon a change in control if the grantee’s employment with us is terminated other than for death, cause, or the grantee terminating their employment for good reason, on or before the last day of the 24th month after the change in control. In addition, the Committee in its sole discretion may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control over the exercise price per share of the options (or, in the event that there is no excess, that such options will be terminated), and that some or all participants holding performance unit awards will receive, with respect to some or all of the shares subject to the performance unit awards, cash in an amount equal to the fair market value of such shares immediately prior to the effective date of such change in control. Using discretionary authority under the plans, our Compensation Committee approved a form of Non-Statutory Stock Option Agreement and a form of Performance Unit Award Agreement that allows such cash payments for all outstanding option and unit award shares for all participants.

For purposes of the 2015 Equity Incentive Plan and 2005 Stock Incentive Plan, a “Change in Control” generally occurs if:

●	all or substantially all of our assets are sold, leased, exchanged or transferred to any successor;

●	our stockholders approve any plan or proposal to liquidate or dissolve us;

●

we are a party to a merger or consolidation that results in our stockholders beneficially owning securities representing less than 50% of the combined voting power ordinarily having the right to vote at elections of directors of the surviving corporation (regardless of any approval by the continuity directors); or

●

any successor, other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or Randolph L. Marten or Christine K. Marten or their affiliates, becomes the beneficial owner of more than 50% of our outstanding securities ordinarily having the right to vote at elections of directors.

If a named executive officer’s employment or other service with the Company and all its subsidiaries terminates for any reason other than death, disability, or retirement, or a change in control occurs, all rights of the named executive officer under the Company’s 2015 Equity Incentive Plan and 2005 Stock Incentive Plan and its stock option agreements granted thereunder will immediately terminate without notice of any kind, and the stock option will no longer be exercisable. However, if such termination is due to any reason other than termination by the Company or its subsidiaries for cause, the option will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination. Cause means (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any of its subsidiaries, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the named executive officer’s overall duties, or (iv) any material breach of any confidentiality or non-compete agreement entered into with the Company or any of its subsidiaries. In no event will an option be exercisable after the tenth anniversary of its grant date.

If a named executive officer’s employment or other service with the Company and all its subsidiaries terminates for any reason, other than in the event a change in control occurs, all award units granted under performance unit award agreements that have not vested on or by such date will be terminated and forfeited.

Potential Payments to Named Executive Officers. The following table describes the payments that each of our named executive officers would have received if a change in control of the Company occurred on December 31, 2020 in connection with a termination of their employment on December 31, 2020:

Name	Executive Benefits and Payments	Payment

Randolph L. Marten	Lump Sum Payment Based on Two Times Base Salary	$1,470,120
	Two Times Highest Bonus in Three Preceding Years	1,358,184
	Acceleration of Vesting of Unvested Performance Unit Awards (1)	521,146
	Welfare Benefits (2)	8,818
	Total	$3,358,268

Timothy M. Kohl	Lump Sum Payment Based on Base Salary	$543,840
	Highest Bonus in Three Preceding Years	502,450
	Acceleration of Vesting of Unvested Performance Unit Awards (1)	382,855
	Welfare Benefits (2)	14,953
	Total	$1,444,098

James J. Hinnendael	Lump Sum Payment Based on Base Salary	$329,703
	Highest Bonus in Three Preceding Years	301,662
	Acceleration of Vesting of Unvested Performance Unit Awards (1)	240,872
	Welfare Benefits (2)	15,034
	Total	$887,271

John H. Turner	Lump Sum Payment Based on Base Salary	$324,450
	Highest Bonus in Three Preceding Years	280,365
	Acceleration of Vesting of Unvested Performance Unit Awards (1)	229,607
	Welfare Benefits (2)	15,034
	Total	$849,456

(1)

Each of the presented named executive officer’s outstanding performance unit awards would have automatically accelerated and become immediately vested in full upon a change in control if we terminate the grantee’s employment within 24 months of the change in control. The value of the automatic acceleration of the vesting of unvested performance unit awards held by a named executive officer is based on the market price of the shares of our common stock underlying the unvested performance unit awards held by such officer as of December 31, 2020, which is based on the closing market price of our common stock on December 31, 2020, which was $17.23 per share. The value of the automatic acceleration and vesting of the unvested performance unit awards relates to awards granted on May 9, 2017, May 8, 2018, May 7, 2019 and May 5, 2020 to each named officer.

(2)	The value of the welfare benefits is based on the named executive officer’s estimated cost for medical insurance along with the named executive officer’s cost for life insurance premiums.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2020:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	1,030,491	(1)	$11.47	(2)	2,134,044

Equity compensation plans not approved by security holders	—		—		—

Total	1,030,491		$11.47		2,134,044

(1)

Includes 711,780 outstanding stock options and 318,711 outstanding performance unit awards as of December 31, 2020. This number has not been reduced by 109,304 performance unit award shares distributed and credited to the Marten Transport, Ltd. Deferred Compensation Plan in March 2021, which vested based upon our financial performance in 2020.

(2)	The weighted average exercise price does not take into account the shares to be issued upon vesting of outstanding performance unit awards, which have no exercise price.

Compensation Committee Interlocks and Insider Participation

During 2020, the Compensation Committee was comprised of Thomas J. Winkel, Jerry M. Bauer, Larry B. Hagness and Kathleen P. Iverson, with Mr. Winkel serving as Chairman. None of the members of the Compensation Committee has ever been an officer or employee of the Company. During 2020, no executive officer of ours served as a member of the board of directors or compensation committee of any entity that had an executive officer serving as a member of our Board of Directors or Compensation Committee. See “Related Party Transactions” for a description of transactions between us and Bauer Built, Inc., of which Mr. Bauer is the chairman of the board and chief executive officer, and between us and Durand Builders Service, Inc., of which Mr. Hagness is the chief executive officer and the principal stockholder.

RELATED PARTY TRANSACTIONS

We purchase fuel and tires and obtain related services from Bauer Built, Inc., or BBI. Jerry M. Bauer, one of our directors, is the chairman of the board and chief executive officer of BBI. We paid BBI $241,000 in 2020, $392,000 in 2019 and $341,000 in 2018 for fuel, tires and related services. In addition, we paid $2.0 million in 2020, $1.7 million in 2019 and $2.5 million in 2018 to tire manufacturers for tires that were provided by BBI. BBI received commissions from the tire manufacturers related to these purchases. Other than any benefit received from his ownership interest, Mr. Bauer receives no compensation or other benefits from our business with BBI.

We paid Durand Builders Service, Inc. $154,000 in 2020 for various construction projects. We did not pay Durand Builders Service, Inc. for any services in 2019 or 2018. Larry B. Hagness, one of our directors, is the chief executive officer and the principal stockholder of Durand Builders Service, Inc. Other than any benefit received from his ownership interest, Mr. Hagness receives no compensation or other benefits from our business with Durand Builders Service, Inc.

We believe that the transactions with the related party noted above are on reasonable terms which, based upon market rates, are comparable to terms available from unaffiliated third parties.

Our Board of Directors has delegated to our Audit Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related party transactions. If it is not feasible for our Audit Committee to take an action with respect to a proposed related party transaction, the Executive Vice President and Chief Financial Officer may present the transaction arising in the time period between meetings of the Audit Committee to the Chair of the Committee, who shall review and may approve the transaction, subject to ratification by the Committee at the next meeting of the Committee. In addition, any related person transaction previously approved by the Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the related person transaction are made.

Any related person transaction proposed to be entered into by the Company must be reported to the Company’s Executive Vice President and Chief Financial Officer and shall be reviewed and approved by the Audit Committee of the Board of Directors pursuant to this policy, prior to effectiveness or consummation of the transaction, whenever practicable. If the Executive Vice President and Chief Financial Officer determines that advance approval of a related person transaction is not practicable under the circumstances, the Audit Committee shall review and, in its discretion, may ratify the related person transaction at the next meeting of the Audit Committee, or at the next meeting following the date that the related person transaction comes to the attention of the Executive Vice President and Chief Financial Officer; provided, however, that the Executive Vice President and Chief Financial Officer may present a related person transaction arising in the time period between meetings of the Audit Committee to the Chair of the Committee, who shall review and may approve the related person transaction, subject to ratification by the Audit Committee at the next Audit Committee meeting.

Our policy defines a “related person transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant, the amount involved exceeds $25,000 and in which any related party had, has or will have a direct or indirect interest. The Board has determined that certain interests do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not “related person transactions” for purposes of the policy, including interests arising only from (a) the related person’s position as a director of another corporation or organization that is a party to the transaction, and /or (b) from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the Committee shall review and consider:

●	the related person’s relationship to the Company and interest in the related person transaction (as an approximate dollar value, without regard to profit or loss);

●	the approximate total dollar value involved in the related person transaction;

●	whether the transaction was undertaken in the ordinary course of business of the Company;

●	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

●	whether the related person transaction would impair the independence of an outside director;

●	whether the transaction with the related person would require a waiver of the Company’s Code of Ethics;

●	the terms on which the related person offers the products or services involved in the related person transaction to unrelated parties;

●	the purpose of, and the potential benefits to the Company of, the transaction; and

●

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about the related person transaction. The Committee may approve or ratify the related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transactions.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 2

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement, which is also known as the “say-on-pay” vote, pursuant to Section 14A of the Securities Exchange Act of 1934. At our 2020 Annual Meeting of Stockholders held on May 5, 2020, over 99% of the votes cast by our stockholders were in favor of the say-on-pay vote. The Board generally believes that such results affirmed stockholder support of our approach to executive compensation.

Our Board believes that our executive compensation program as a whole and each individual element of the program attracts, motivates and retains executives necessary to the achievement of our objectives. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executive officers to dedicate themselves fully to value creation for our stockholders. Conservative decisions to note within our executive officer compensation programs and policies are as follows:

●

Because over 99% of the votes cast by our stockholders approved the compensation programs described in our proxy statement for the 2020 Annual Meeting of Stockholders, we have not implemented any significant changes to our compensation programs.

●

We responded to economic conditions in 2009 appropriately by freezing base salaries of our executive officers and paid no bonuses in 2009 and 2010. We provided modest increases in base salary to our executive officers in 2010 through 2020.

●

To motivate our executive officers to align their interests with those of our stockholders, we provide annual incentives which are designed to reward our executive officers for the attainment of short-term goals, and long-term incentives which are designed to reward them for increases in our stockholder value over time.

●

We provide executive officers with long-term incentives in the form of stock options and performance unit awards. These equity-based awards, which vest over a period of years, link compensation with the long-term performance of our Company, and also provide a substantial retention incentive. In 2010, we began issuing performance unit awards as our primary equity awards to our executive officers and continued with the practice in 2011 through 2020. We believe these awards are an effective tool for creating long-term ownership and aligning our executive officers’ interests with those of our stockholders. Payouts of performance unit awards are based on achievement of targeted financial objectives over five years and are capped at 100% of the unit awards.

●	In 2011, we moved from discretionary bonuses to formulaic bonuses tied to specific financial metrics due to stabilizing economic conditions.

●

We have entered into change-in-control severance agreements with each of our executive officers. These agreements provide certain benefits in the event of a termination following a change in control, also known as a “double trigger” requirement. As of March 2011, we no longer provide for tax gross-up payments on any severance payments that would be made in connection with a change in control.

●

For 2013, our executive officers recommended, and the Compensation Committee approved, a 50% decrease in the executive officer bonus pool in order to increase the cash bonuses awarded to other Company employees.

●

For 2014 and 2016, no cash bonuses were awarded to the Company’s executive officers because the 2014 diluted net income per share was not 110% or more of the 2013 diluted net income per share and the 2016 net income was not 110% or more of the 2015 net income.

The Board believes the Company’s executive compensation program is reasonable and appropriate, is justified by our performance, and is the result of a carefully considered approach and, accordingly, we ask our stockholders to vote “FOR” the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Although this is an advisory vote and not binding on the Board or us, the Board values the opinion of our stockholders and the Board and the Compensation Committee will consider the outcome of the vote in evaluating our executive compensation program.

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

Proposal 3

The Audit Committee of our Board has approved the engagement of Grant Thornton LLP to audit our consolidated financial statements for the 2021 fiscal year. Grant Thornton LLP has been our independent public accountants since 2014.

Although not required to do so, the Board of Directors wishes to submit the selection of Grant Thornton LLP to the stockholders for ratification because the Board believes it is good corporate practice. The Board recommends a vote FOR the ratification of Grant Thornton LLP as our independent public accountants for 2021. Unless a different choice is given, proxies received by the Board will be voted FOR the ratification of Grant Thornton LLP. If the selection of Grant Thornton LLP is not ratified, the Board of Directors will reconsider its selection but may retain Grant Thornton LLP.

We expect at least one representative of Grant Thornton LLP to be present at the Annual Meeting. Such representative(s) will have the opportunity to make a statement at the meeting if they desire to do so. We also expect such representative(s) will be available to respond to appropriate questions.

FEES OF INDEPENDENT AUDITORS

The following table presents the aggregate fees billed or estimated to be billed for audit services and fees billed for all other services rendered by Grant Thornton LLP for the fiscal years ended December 31, 2020 and 2019. All services rendered by Grant Thornton LLP were permissible under applicable laws and regulations, and all services provided in 2020 and 2019 were approved in advance by the Audit Committee in accordance with the rules adopted by the Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002. Our Audit Committee has adopted policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved, and our Audit Committee is informed of each service actually rendered that was approved through its pre-approval process.

	Aggregate Amount Billed by Grant Thornton LLP
Services Rendered	2020	2019

Audit Fees (1)	$340,000	$343,800
Audit-Related Fees	-	-
Tax Fees (2)	52,200	53,200
All Other Fees (3)	33,920	2,310

(1)

These fees consisted of the annual audit of our consolidated financial statements for the applicable year, including an audit of our internal control over financial reporting and the reviews of our consolidated financial statements included in our Form 10-Q’s for the first, second and third quarters of the applicable year.

(2)	These fees related to tax compliance and tax planning services.

(3)	These fees related to a benchmarking analysis of our executive compensation program.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Stockholder proposals intended to be presented in our proxy materials for the next Annual Meeting of Stockholders must be received by November 15, 2021 and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our Proxy Statement must notify us by January 29, 2022. If a stockholder fails to give notice by this date, then the persons named as proxies in the proxies we solicit for the next Annual Meeting will have discretionary authority to vote on the proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

If multiple stockholders have the same address, we will deliver one proxy statement to such address unless we receive contrary instructions from a stockholder. A stockholder that wishes to make such a request or, multiple stockholders that currently receive multiple proxies at the same address and wish to only receive one proxy, may make a request to receive multiple proxies or only one proxy at a given address, as the case may be, by contacting our Executive Vice President and Chief Financial Officer, Marten Transport, Ltd., 129 Marten Street, Mondovi, Wisconsin 54755, or by telephone at (715) 926-4216, with such a request.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 4, 2021

The Notice of 2021 Annual Meeting Proxy Statement and Annual Report to Stockholders of Marten Transport, Ltd. are available at https://materials.proxyvote.com/573075. As noted above, our stockholders of record will be electing directors and ratifying the independent auditors at our 2021 Annual Meeting, which will be held at the Roger Marten Community Center, 120 South Franklin Street, Mondovi, Wisconsin.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with the Board of Directors by sending correspondence, addressed to our Executive Vice President and Chief Financial Officer, Marten Transport, Ltd., 129 Marten Street, Mondovi, Wisconsin 54755, with an instruction to forward the communication to a particular director. Our Executive Vice President and Chief Financial Officer will receive the correspondence and forward it to any individual director or directors to whom the communication is directed.

OTHER BUSINESS

This Proxy Statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the Board for other business, if any, that may properly come before the Annual Meeting.

ANNUAL REPORT

A copy of our 2020 Annual Report on Form 10-K (excluding exhibits) has been sent with this Notice of Annual Meeting and Proxy Statement. The Annual Report on Form 10-K describes our financial condition as of December 31, 2020.

Randolph L. Marten Chairman of the Board and Chief Executive Officer

MARTEN TRANSPORT LTD.

VOTE

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2021 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominee	For	Withhold
01 - Randolph L. Marten	☐	☐
02 - Larry B. Hagness	☐	☐
03 - Thomas J. Winkel	☐	☐
04 - Jerry M. Bauer	☐	☐
05 - Robert L. Demorest	☐	☐
06 - Ronald R. Booth	☐	☐
07 - Kathleen P. Iverson	☐	☐

Proposal	For	Against	Abstain
2. Advisory resolution to approve executive compensation.	☐	☐	☐
3. Proposal to confirm the selection of Grant Thornton LLP as independent public accountants of the company for the fiscal year ending December 31, 2021.	☐	☐	☐
4. To transact other business if properly brought before the Annual Meeting or any adjournment thereof.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

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Marten Transport, Ltd.

Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 4, 2021

Randolph L. Marten and James J. Hinnendael, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Marten Transport, Ltd. to be held on May 4, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C **Non-Voting Items**

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